Axos Financial, Inc. Reports Record Fiscal Year 2024 Results

LAS VEGAS, NV – (BUSINESS WIRE) – July 30, 2024 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the fourth fiscal quarter ended June 30, 2024. Net income was $104.9 million, an increase of 20.1% from $87.4 million for the quarter ended June 30, 2023. Diluted earnings per share (“EPS”) were $1.80, an increase of $0.34, or 23.3%, as compared to diluted earnings per share of $1.46 for the quarter ended June 30, 2023.
Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures described further below, increased $17.3 million to $106.7 million and increased $0.33 to $1.83, respectively, for the quarter ended June 30, 2024, compared to $89.4 million and $1.50, respectively, for the quarter ended June 30, 2023.
Fourth Quarter Fiscal 2024 Financial Summary

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2024	2023	% Change
Net interest income	$260,062	$203,754	27.6%
Non-interest income	$30,861	$32,705	(5.6)%
Net income	$104,872	$87,356	20.1%
Adjusted earnings (Non-GAAP)[1]	$106,727	$89,431	19.3%
Diluted EPS	$1.80	$1.46	23.3%
Adjusted EPS (Non-GAAP)[1]	$1.83	$1.50	22.0%
[1] See “Use of Non-GAAP Financial Measures”
For the fiscal year ended June 30, 2024, net income was $450.0 million, an increase of 46.5% from net income of $307.2 million for the fiscal year ended June 30, 2023. Diluted earnings per share were $7.66 for the fiscal year ended June 30, 2024, an increase of $2.59, or 51.1%, as compared to diluted earnings per share of $5.07 for the fiscal year ended June 30, 2023.
“We had an exceptional fiscal year 2024, with 51% EPS growth, 27 basis point of net interest margin expansion, and a 24% increase in book value per share,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Credit remains strong, as evidenced by the 5 basis points of net charge-offs to average loans and the 6 basis point sequential decline in our non-accrual loans to total loans in the three months ended June 30, 2024. We continue to operate a highly efficient and profitable company, as indicated by our 43.6% consolidated efficiency ratio and 21.6% return on average common stockholders’ equity for fiscal year 2024.”
Other Highlights
•Net interest margin was 4.65% for the quarter ended June 30, 2024, compared to 4.19% for the quarter ended June 30, 2023
•Net loans for investment totaled $19.2 billion at June 30, 2024, an increase of $0.5 billion, or 10.6% annualized, from $18.7 billion at March 31, 2024
•Total deposits were $19.4 billion at June 30, 2024, an increase of $2.3 billion, or 13.1%, from $17.1 billion at June 30, 2023; total savings, checking and other demand deposits were $18.4 billion at June 30, 2024, up from $15.8 billion at June 30, 2023
•Approximately 90% of total deposits were FDIC-insured or collateralized at June 30, 2024
•Non-accrual loans to total loans was 57 basis points at June 30, 2024, down from 63 basis points at March 31, 2024
•Total capital to risk-weighted assets was 13.81% for Axos Bank at June 30, 2024, up from 12.50% at June 30, 2023
•Book value per share increased to $40.26, up 23.76% from $32.53 at June 30, 2023

•Axos repurchased approximately $13.2 million of common stock in the three months ended June 30, 2024 at an average share price of $48.37 per share
Fourth Quarter Fiscal 2024 Income Statement Summary
Net income was $104.9 million and earnings per diluted common share was $1.80 for the three months ended June 30, 2024, compared to net income of $87.4 million and earnings per diluted common share of $1.46 for the three months ended June 30, 2023. Net interest income increased $56.3 million or 27.6% for the three months ended June 30, 2024, compared to the three months ended June 30, 2023, primarily due to an increase in interest income from loans attributable to higher average balances and higher rates earned, including the impact of discount accretion on loans obtained in the FDIC Loan Purchase, partially offset by higher average interest-bearing deposit balances and higher rates paid.
The provision for credit losses was $6.0 million for the three months ended June 30, 2024, compared to $7.0 million for the three months ended June 30, 2023. The provision for credit losses for the three months ended June 30, 2024, was primarily due to loan growth in the Commercial & Industrial - Non-Real Estate portfolio as well as increases across loan portfolios reflecting changes in the underlying macroeconomic variables.
Non-interest income decreased to $30.9 million for the three months ended June 30, 2024, compared to $32.7 million for the three months ended June 30, 2023. The decrease was primarily due to lower broker-dealer fee income and lower prepayment penalty fee income, partially offset by higher mortgage banking and servicing rights income.
Non-interest expense, comprised of various operating expenses, increased $28.0 million to $140.5 million for the three months ended June 30, 2024 from $112.5 million for the three months ended June 30, 2023. The increase was primarily due to higher salaries and related costs, higher professional services expense and higher advertising and promotional expense.
Full Year Fiscal 2024 Highlights
•Net income reached a record $450.0 million, an increase of 46.5% compared to fiscal year ended June 30, 2023
•Diluted earnings per share were $7.66, up 51.1% from $5.07 in the fiscal year ended June 30, 2023
•Deposits increased by $2.3 billion, or 13.1%, to $19.4 billion during fiscal year ended June 30, 2024
•Net interest margin for the Banking Business segment increased to 4.68% for the fiscal year ended June 30, 2024, compared to 4.48% for the fiscal year ended June 30, 2023
•Efficiency ratio was 43.59% for the fiscal year ended June 30, 2024, compared to 49.54% for the fiscal year ended June 30, 2023
•Return on average assets increased to 2.08% for the fiscal year ended June 30, 2024 from 1.64% for the fiscal year ended June 30, 2023
Balance Sheet Summary
Axos’ total assets increased by $2.6 billion, or 12.3%, to $22.9 billion, at June 30, 2024, from $20.3 billion at June 30, 2023, primarily due to an increase in loans. Total liabilities increased by $2.2 billion, or 11.6%, to $20.6 billion at June 30, 2024, from $18.4 billion at June 30, 2023, primarily due to an increase in deposits. Stockholders’ equity increased by $373.4 million, or 19.5%, to $2.3 billion at June 30, 2024 from $1.9 billion at June 30, 2023, primarily due to net income of $450.0 million, partially offset by purchases of common stock of $97.0 million under the share repurchase program during the fiscal year ended June 30, 2024.

Conference Call
A conference call and webcast will be held on Tuesday, July 30, 2024, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until August 30, 2024, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13747476.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $22.9 billion in consolidated assets as of June 30, 2024, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $35.7 billion of assets under custody and/or administration as of June 30, 2024, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business segment and non-interest expense incurred by the Banking Business segment for cash sorting fees related to deposits sourced from Securities Business segment customers, as well as interest expense paid by the Banking Business segment to each of the wholly-owned subsidiaries of the Company and to the Company itself for their operating cash held on deposit with the Business Banking segment.
The following tables present the operating results of the segments:

	For the Three Months Ended June 30, 2024
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$256,543	$7,452	$(3,933)	$260,062
Provision for credit losses	6,000	—	—	6,000
Non-interest income	10,827	29,079	(9,045)	30,861
Non-interest expense	110,668	27,111	2,756	140,535
Income before income taxes	$150,702	$9,420	$(15,734)	$144,388

	For the Three Months Ended June 30, 2023
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$201,770	$5,556	$(3,572)	$203,754
Provision for credit losses	7,000	—	—	7,000
Non-interest income	10,306	37,640	(15,241)	32,705
Non-interest expense	95,579	27,648	(10,771)	112,456
Income before income taxes	$109,497	$15,548	$(8,042)	$117,003

	For the Year Ended June 30, 2024
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$950,832	$26,207	$(15,610)	$961,429
Provision for credit losses	32,500	—	—	32,500
Non-interest income	139,071	129,020	(45,431)	222,660
Non-interest expense	418,695	115,091	(17,678)	516,108
Income before income taxes	$638,708	$40,136	$(43,363)	$635,481

	For the Year Ended June 30, 2023
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$776,294	$21,042	$(14,215)	$783,121
Provision for credit losses	24,251	—	—	24,251
Non-interest income	42,260	141,107	(62,879)	120,488
Non-interest expense	391,410	102,572	(46,368)	447,614
Income before income taxes	$402,893	$59,577	$(30,726)	$431,744
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions and certain gains and provisions resulting from the Company’s FDIC Loan Purchase) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and Adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Year Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$104,872	$87,356	$450,008	$307,165
FDIC Loan Purchase - Gain on purchase[1]	—	—	(92,397)	—
FDIC Loan Purchase - Provision for credit losses[1]	—	—	4,648	—
Acquisition-related costs	2,554	2,779	10,843	10,948
Other costs[2]	—	—	—	16,000
Income tax effect	(699)	(704)	22,446	(7,776)
Adjusted earnings (Non-GAAP)	$106,727	$89,431	$395,548	$326,337

Average dilutive common shares outstanding	58,164,623	59,707,871	58,725,636	60,566,854

Diluted EPS	$1.80	$1.46	$7.66	$5.07
FDIC Loan Purchase - Gain on purchase[1]	—	—	(1.57)	—
FDIC Loan Purchase - Provision for credit losses[1]	—	—	0.08	—
Acquisition-related costs	0.04	0.05	0.18	0.18
Other costs[2]	—	—	—	0.27
Income tax effect	(0.01)	(0.01)	0.39	(0.13)
Adjusted EPS (Non-GAAP)	$1.83	$1.50	$6.74	$5.39
[1] During the fiscal year ended June 30, 2024, the Company completed the purchase from the Federal Deposit Insurance Corporation (“FDIC”) of two performing commercial real estate and multi-family loan pools with a combined unpaid principal balance of approximately $1.25 billion at 63% of par value (the “FDIC Loan Purchase”).

[2] Other costs for the fiscal year ended June 30, 2023 reflect an accrual recorded in the first quarter of fiscal year 2024 as a result of an adverse legal judgement that has not been finalized.
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

	June 30,
(Dollars in thousands, except per share amounts)	2024	2023
Common stockholders’ equity	$2,290,596	$1,917,159
Less: servicing rights, carried at fair value	28,924	25,443
Less: goodwill and intangible assets—net	141,769	152,149
Tangible common stockholders’ equity (Non-GAAP)	$2,119,903	$1,739,567

Common shares outstanding at end of period	56,894,565	58,943,035

Book value per common share	$40.26	$32.53
Less: servicing rights, carried at fair value per common share	0.51	0.44
Less: goodwill and other intangible assets—net per common share	2.49	2.58
Tangible book value per common share (Non-GAAP)	$37.26	$29.51

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	June 30, 2024	June 30, 2023	June 30, 2022
Selected Balance Sheet Data:
Total assets	$22,855,334	$20,348,469	$17,401,165
Loans—net of allowance for credit losses	19,231,385	16,456,728	14,091,061
Loans held for sale, carried at fair value	16,482	23,203	4,973
Loans held for sale, lower of cost or fair value	—	776	10,938
Allowance for credit losses	260,542	166,680	148,617
Trading securities	353	758	1,758
Available-for-sale securities	141,611	232,350	262,518
Securities borrowed	67,212	134,339	338,980
Customer, broker-dealer and clearing receivables	240,028	374,074	417,417
Total deposits	19,359,217	17,123,108	13,946,422
Advances from the Federal Home Loan Bank	90,000	90,000	117,500
Borrowings, subordinated notes and debentures	325,679	361,779	445,244
Securities loaned	74,177	159,832	474,400
Customer, broker-dealer and clearing payables	301,127	445,477	511,654
Total stockholders’ equity	2,290,596	1,917,159	1,642,973

Capital Ratios:
Equity to assets at end of period	10.02%	9.42%	9.44%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	9.43%	8.96%	9.25%
Common equity tier 1 capital (to risk-weighted assets)	12.01%	10.94%	9.86%
Tier 1 capital (to risk-weighted assets)	12.01%	10.94%	9.86%
Total capital (to risk-weighted assets)	14.84%	13.82%	12.73%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	9.74%	9.68%	10.65%
Common equity tier 1 capital (to risk-weighted assets)	12.74%	11.63%	11.24%
Tier 1 capital (to risk-weighted assets)	12.74%	11.63%	11.24%
Total capital (to risk-weighted assets)	13.81%	12.50%	12.01%
Axos Clearing LLC:
Net capital	$101,462	$35,221	$38,915
Excess capital	$96,654	$29,905	$32,665
Net capital as a percentage of aggregate debit items	42.21%	13.25%	12.45%
Net capital in excess of 5% aggregate debit items	$89,442	$21,930	$23,290

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended		As of or for the Year Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
Selected Income Statement Data:
Interest and dividend income	$453,428	$346,430	$1,655,607	$1,157,138
Interest expense	193,366	142,676	694,178	374,017
Net interest income	260,062	203,754	961,429	783,121
Provision for credit losses	6,000	7,000	32,500	24,251
Net interest income, after provision for credit losses	254,062	196,754	928,929	758,870
Non-interest income	30,861	32,705	222,660	120,488
Non-interest expense	140,535	112,456	516,108	447,614
Income before income taxes	144,388	117,003	635,481	431,744
Income tax expense	39,516	29,647	185,473	124,579
Net income	$104,872	$87,356	$450,008	$307,165

Per Common Share Data:
Net income:
Basic	$1.84	$1.48	$7.82	$5.15
Diluted	$1.80	$1.46	$7.66	$5.07
Adjusted earnings per common share (Non-GAAP)[1]	$1.83	$1.50	$6.74	$5.39
Book value per common share	$40.26	$32.53	$40.26	$32.53
Tangible book value per common share (Non-GAAP)[1]	$37.26	$29.51	$37.26	$29.51

Weighted average number of common shares outstanding:
Basic	56,938,405	58,981,372	57,509,029	59,691,541
Diluted	58,164,623	59,707,871	58,725,636	60,566,854
Common shares outstanding at end of period	56,894,565	58,943,035	56,894,565	58,943,035
Common shares issued at end of period	70,221,632	69,465,446	70,221,632	69,465,446

Performance Ratios and Other Data:
Loan originations for investment	$2,451,410	$2,216,764	$10,597,113	$8,452,215
Loan originations for sale	52,574	64,154	197,305	160,607
Loan purchases	430	650	841,838	1,564
Return on average assets	1.81%	1.73%	2.08%	1.64%
Return on average common stockholders’ equity	18.81%	18.60%	21.64%	17.22%
Interest rate spread[2]	3.63%	3.20%	3.62%	3.44%
Net interest margin[3]	4.65%	4.19%	4.62%	4.35%
Net interest margin[3] – Banking Business Segment	4.68%	4.26%	4.68%	4.48%
Efficiency ratio[4]	48.31%	47.56%	43.59%	49.54%
Efficiency ratio[4] – Banking Business Segment	41.39%	45.07%	38.42%	47.82%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.05%	0.04%	0.05%	0.04%
Non-accrual loans to total loans	0.57%	0.52%	0.57%	0.52%
Non-performing assets to total assets	0.51%	0.47%	0.51%	0.47%
Allowance for credit losses - loans to total loans held for investment	1.34%	1.00%	1.34%	1.00%
Allowance for credit losses - loans to non-accrual loans	229.84%	191.23%	229.84%	191.23%
1     See “Use of Non-GAAP Financial Measures” herein.
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.